Exhibit 99.1

OPTICAL CABLE CORPORATION 5290 Concourse Drive Roanoke, VA 24019 (Nasdaq GM: OCCF) www.occfiber.com

AT THE COMPANY:

Neil Wilkin	Tracy Smith
President & CEO	Senior Vice President & CFO
(540) 265-0690	(540) 265-0690
investorrelations@occfiber.com	investorrelations@occfiber.com

AT JOELE FRANK, WILKINSON BRIMMER KATCHER:

Andrew Siegel	Aaron Palash
(212) 355-4449 ext. 127	(212) 355-4449 ext. 103
asiegel@joelefrank.com	apalash@joelefrank.com

FOR IMMEDIATE RELEASE

OPTICAL CABLE CORPORATION REPORTS

FOURTH QUARTER AND FISCAL YEAR 2009 FINANCIAL RESULTS

ROANOKE, VA, January 29, 2010 — Optical Cable Corporation (Nasdaq GM: OCCF) (“OCC”) today announced financial results for its fiscal year and fourth quarter ended October 31, 2009.

Fiscal Year 2009 Financial Results

OCC’s consolidated net sales for fiscal year 2009 decreased 4.0% to $58.6 million from $61.0 million for fiscal year 2008. The Company believes that the decline in net sales is primarily attributable to the global economic recession. The sale of enterprise connectivity products, which were consolidated for the full year, added $13.0 million to OCC’s consolidated net sales during fiscal year 2009. These products, which were consolidated for only five months during fiscal year 2008 after the May 30, 2008 acquisition of SMP Data Communications, added $8.0 million to OCC’s consolidated net sales during fiscal year 2008.

Gross profit decreased 17.9% to $19.8 million for fiscal year 2009, compared to $24.2 million for fiscal year 2008. Gross profit as a percentage of net sales (or gross profit margin) for fiscal year 2009 decreased to 33.9% compared to 39.6% for fiscal year 2008, largely due to lower gross profit margins for enterprise connectivity products.

Optical Cable Corp. – Fourth Quarter 2009 Earnings Release

OCC recorded a net loss of $1.9 million, or $0.34 per basic and diluted share, for fiscal year 2009, compared to net income of $2.2 million, or $0.36 per basic and diluted share, for fiscal year 2008.

Contributing to the net loss during fiscal year 2009 were non-cash, non-recurring special charges. The Company recorded a charge of $344,000 to write-off certain intangible assets associated with the acquisition of SMP Data Communications and pre-tax losses of $1.6 million associated with the SG&A expenses of a start-up business in which OCC acquired a controlling interest on August 1, 2008.

Fourth Quarter 2009 Financial Results

Consolidated net sales for the fourth quarter of fiscal year 2009 decreased 23.6% to $14.1 million compared to net sales of $18.4 million for the comparable period last year. The sale of enterprise connectivity products added $3.3 million and $4.7 million to OCC’s consolidated net sales during the fourth quarters of fiscal years 2009 and 2008, respectively.

Gross profit decreased 29.6% to $4.8 million in the fourth quarter of fiscal year 2009 compared to $6.9 million in the fourth quarter of 2008. Gross profit as a percentage of net sales (or gross profit margin) for the fourth quarter of fiscal year 2009 decreased to 34.4% compared to 37.4% for the fourth quarter of fiscal 2008, as manufacturing costs were spread over lower volumes and as the lower gross profit margins associated with the enterprise connectivity products historically sold by SMP Data Communications contributed a dilutive gross profit margin effect for a full twelve months versus only five months in fiscal year 2008.

OCC recorded a net loss of $90,000, or $0.01 per basic and diluted share, for the fourth quarter of fiscal 2009, compared to a net loss of $10,000, or no earnings per basic and diluted share, for the same period last year.

Contributing to the net loss during the quarter were non-cash, non-recurring special charges. The Company recorded a charge of $153,000 to write-off certain intangible assets associated with the acquisition of SMP Data Communication and pre-tax losses of $446,000 related to the start-up business in which OCC acquired a controlling interest on August 1, 2008.

The Company’s results in the fourth quarter of 2009 were positively impacted by cost reduction initiatives. During fiscal year 2009, among other actions to curtail expenses, OCC reduced headcount by approximately 10% and negotiated new shipping contracts.

Management’s Comments

Neil Wilkin, President and Chief Executive Officer of OCC, said “OCC finished fiscal year 2009 with positive cash flow from operations, positive EBITDA (earnings before interest, taxes, depreciation and amortization), and a strong balance sheet, all despite the severe economic recession impacting our industry. In light of the significant revenue declines that our industry experienced in 2009, OCC performed well relative to many competitors. Importantly, we also achieved improved operating results in our fourth quarter as compared to our third quarter of 2009, as OCC began to realize the benefit of cost reduction initiatives implemented earlier in the year.”

Optical Cable Corp. – Fourth Quarter 2009 Earnings Release

“Fiscal 2009 was challenging for our company, our industry, and the global economy, but we have taken the right steps to strategically position OCC for long-term success in our markets. We are confident that by continuing to execute on our strategic plan and by completing the integration of our recent acquisitions, we can deliver improved shareholder value,” stated Mr. Wilkin.

Company Information

Optical Cable Corporation is a leading manufacturer of a broad range of fiber optic and copper data communications cabling and connectivity solutions primarily for the enterprise market, offering an integrated suite of high quality, warranted products which operate as a system solution or seamlessly integrate with other providers’ offerings. OCC’s product offerings include designs for uses ranging from commercial, enterprise network, datacenter, residential and campus installations to customized products for specialty applications and harsh environments, including military, industrial, mining and broadcast applications. OCC products include fiber optic and copper cabling, fiber optic and copper connectors, specialty fiber optic and copper connectors, fiber optic and copper patch cords, pre-terminated fiber optic and copper cable assemblies, racks, cabinets, datacom enclosures, patch panels, face plates, multi-media boxes and other cable and connectivity management accessories, and are designed to meet the most demanding needs of end-users, delivering a high degree of reliability and outstanding performance characteristics.

OCC is internationally recognized for pioneering the design and production of fiber optic cables for the most demanding military field applications, as well as of fiber optic cables suitable for both indoor and outdoor use, and creating a broad product offering built on the evolution of these fundamental technologies. OCC also is internationally recognized for its role in establishing copper connectivity data communications standards, through its innovative and patented technologies.

Founded in 1983, OCC is headquartered in Roanoke, Virginia with offices, manufacturing and warehouse facilities located in each of Roanoke, Virginia, near Asheville, North Carolina and near Dallas, Texas. OCC primarily manufactures its high quality fiber optic cables at its Roanoke facility which is ISO 9001:2008 registered and MIL-STD-790F certified, its high quality enterprise connectivity products at its Asheville facility which is ISO 9001:2008 registered, and its high quality military and harsh environment connectivity products and systems at its Dallas facility which is MIL-STD-790F certified.

Optical Cable Corporation, OCC, Superior Modular Products, SMP Data Communications, Applied Optical Systems, and associated logos are trademarks of Optical Cable Corporation.

Further information about OCC is available on the Internet at www.occfiber.com.

Optical Cable Corp. – Fourth Quarter 2009 Earnings Release

FORWARD-LOOKING INFORMATION

This news release by Optical Cable Corporation and its subsidiaries (collectively, the “Company” or “OCC”) may contain certain forward-looking information within the meaning of the federal securities laws. The forward-looking information may include, among other information, (i) statements concerning the Company’s outlook for the future, (ii) statements of belief, anticipation or expectation, (iii) future plans, strategies or anticipated events, and (iv) similar information and statements concerning matters that are not historical facts. Such forward-looking information is subject to variables, uncertainties, contingencies and risks that may cause actual events to differ materially from the Company’s expectations. Additionally, such variables, uncertainties, contingencies and risks may adversely affect the Company and the Company’s future results of operation and future financial condition. Factors that could cause or contribute to such differences from the Company’s expectations or could adversely affect the Company, include, but are not limited to: the level of sales to key customers, including distributors; timing of certain projects and purchases by key customers; the economic conditions affecting network service providers; corporate and/or government spending on information technology; actions by competitors; fluctuations in the price of raw materials (including optical fiber, copper, gold and other precious metals, and plastics and other materials affected by petroleum product pricing); fluctuations in transportation costs; the Company’s dependence on customized equipment for the manufacture of its products and a limited number of production facilities; the Company’s ability to protect its proprietary manufacturing technology; the Company’s ability to replace royalty income as existing patented and licensed products expire by developing and licensing new products; market conditions influencing prices or pricing; the Company’s dependence on a limited number of suppliers; the loss of or conflict with one or more key suppliers or customers; an adverse outcome in litigation, claims and other actions, and potential litigation, claims and other actions against the Company; an adverse outcome in regulatory reviews and audits and potential regulatory reviews and audits; adverse changes in state tax laws and/or positions taken by state taxing authorities affecting the Company; technological changes and introductions of new competing products; changes in end-user preferences for competing technologies, relative to the Company’s product offering; economic conditions that affect the telecommunications sector, certain technology sectors or the economy as a whole; changes in demand of our products from certain competitors for which we provide private label connectivity products; terrorist attacks or acts of war, and any current or potential future military conflicts; changes in the level of military spending by the United States government; ability to retain key personnel; inability to recruit needed personnel; poor labor relations; the inability to successfully integrate the operations of the Company’s new subsidiaries; the impact of changes in accounting policies, including those by the Securities and Exchange Commission and the Public Company Accounting Oversight Board; the Company’s ability to continue to successfully comply with, and the cost of compliance with, the provisions of Section 404 of the Sarbanes-Oxley Act of 2002 or any revisions to that act which apply to the Company; the impact of changes and potential changes in federal laws and regulations adversely affecting our business and/or which result in increases in our direct and indirect costs as we comply with such laws and regulations; impact of future consolidation among competitors and/or among customers adversely affecting the Company’s position with its customers and/or its market position; actions by customers adversely affecting the Company in reaction to the expansion of its product offering in any manner, including, but not limited to, by

Optical Cable Corp. – Fourth Quarter 2009 Earnings Release

offering products that compete with its customers, and/or by entering into alliances with, making investments in or with, and/or acquiring parties that compete with and/or have conflicts with customers of the Company; impact of weather or natural disasters in the areas of the world in which the Company operates and markets its products; the Company’s ability to secure financing to fund working capital needs; economic downturns and/or changes in market demand, exchange rates, productivity, or market and economic conditions in the areas of the world in which the Company operates and markets its products, and the Company’s success in managing the risks involved in the foregoing. The Company cautions readers that the foregoing list of important factors is not exclusive and the Company incorporates by reference those factors included in current reports on Form 8-K, in the annual report on Form 10-K for the fiscal year ended October 31, 2009, and/or in the Company’s other filings.

(Financial Tables Follow)

Optical Cable Corp. – Fourth Quarter 2009 Earnings Release

OPTICAL CABLE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(thousands, except per share data)

(unaudited)

	Three Months Ended October 31,		Fiscal Year Ended October 31,
	2009	2008	2009	2008
Net sales	$14,080	$18,426	$58,589	$60,998
Cost of goods sold	9,233	11,537	38,748	36,838

Gross profit	4,847	6,889	19,841	24,160
SG&A expenses	5,336	6,775	22,345	20,642
Royalty income, net	(198)	(352)	(878)	(636)
Amortization of intangible assets	199	308	825	469
Loss on impairment of intangible assets	153	—	344	—

Income (loss) from operations	(643)	158	(2,795)	3,685

Interest income (expense), net	653	(137)	149	(147)
Other, net	(9)	—	16	(24)

Other income (expense), net	644	(137)	165	(171)

Income (loss) before income taxes	1	21	(2,630)	3,514

Income tax expense (benefit)	91	31	(706)	1,302

Net income (loss)	$(90)	$(10)	$(1,924)	$2,212

Net income (loss) per share:
Basic and diluted	$(0.01)	$—	$(0.34)	$0.36

Weighted average shares outstanding:
Basic	6,543	6,061	5,656	6,062

Diluted	6,543	6,061	5,656	6,062

—MORE—

Optical Cable Corp. – Fourth Quarter 2009 Earnings Release

OPTICAL CABLE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(thousands)

(unaudited)

	October 31, 2009	October 31, 2008
Cash and cash equivalents	$1,948	$3,910

Trade accounts receivable, net	9,533	12,035

Inventories	12,306	13,022

Other current assets	3,915	2,956

Total current assets	$27,702	$31,923

Non-current assets	22,625	22,914

Total assets	$50,327	$54,837

Current liabilities	$7,632	$8,158

Non-current liabilities	9,438	11,847

Total liabilities	$17,070	$20,005

Total shareholders’ equity	33,257	34,832

Total liabilities and shareholders’ equity	$50,327	$54,837

###